Exhibit 99.1

AWBC

September 21, 2010

AMERICANWEST BANCORPORATION

NEWS RELEASE

AMERICANWEST BANK APPOINTS CHIEF CREDIT OFFICER

SPOKANE, WASHINGTON - AmericanWest Bancorporation’s (OTCBB: AWBC) wholly owned subsidiary, AmericanWest Bank, today announced the appointment of Joseph Marchese as its Executive Vice President and Chief Credit Officer. In this role, Marchese is responsible for all credit administration functions, including portfolio management, underwriting and special assets.

Marchese has more than 25 years of lending experience in commercial banks ranging in size from $750 million to more than $250 billion. He is experienced as a Chief Credit Officer, specializing in the turn-around and management of bank loan portfolios as well as establishment and on-going management of a sound credit culture. Most recently, Marchese served as Chief Credit Officer for $1.7 billion Illinois-based Midland States Bancorp, and previously served in senior credit roles for several large banks in Florida. He graduated from Florida International University and attended the Louisiana State University Graduate Banking School.

“Joe’s outstanding track record in credit negotiations, loan structuring, and new business development will be a valuable asset to the Bank as we return to profitability and rebuild the Bank’s credit culture,” said Pat Rusnak, President & CEO of AmericanWest Bank. “He has the knowledge and experience to assist us in our continued liquidation of problem loans and the clean-up of our credit portfolio.”

About AmericanWest Bancorporation:

AmericanWest Bancorporation is a bank holding company whose principal subsidiary is AmericanWest Bank, which includes Far West Bank in Utah operating as an integrated division of AmericanWest Bank. AmericanWest Bank is a community bank with 58 financial centers located in Washington, Northern Idaho and Utah. For further information on the Company, please visit our web site at www.awbank.net/IR.

Contacts:

AmericanWest Bancorporation

Patrick J. Rusnak

President and CEO

509.232.1963

prusnak@awbank.net

or

Kelly McPhee

Communications Manager

509.232.1968

kmcphee@awbank.net

- ### -